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                               [Bear Stearns Letterhead]

                                                      January 31, 1994

     We consent to the use of our name under the caption "The Restructuring-Reorganization Values" in the Registration Statement on Form S-4 of Resorts International, Inc., a Delaware corporation, and the Information Statement/Prospectus which forms a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                                      BEAR STEARNS & CO. INC.


                                                      By: /s/ Richard De Rose
                                                      Title: Managing Director

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